    Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS THIRD QUARTER FINANCIAL RESULTS
Diversification strategy proving effective while delivering record content

Third Quarter 2022 Highlights

•Net sales of $1.1 billion in the third quarter, down $33.2 million, or 3%, year-over-year
•Net income of $61.4 million, or $2.40 per diluted share, in the third quarter, down $2.0 million, or 3%, year-over-year
•EBITDA of $119.8 million, up $1.9 million, or 2%, year-over-year
•Quarterly dividend of $1.05 per share paid totaling $26.7 million in the third quarter
North American RV OEM (56% of net sales last twelve months)
•Net sales of $541.2 million in the third quarter, down $85.3 million, or 14%, year-over-year, driven by a nearly 40% decline in industry wholesale shipments
•Content per travel trailer and fifth-wheel RV for the twelve months ended September 30, 2022, increased 55% year-over-year to a record $5,853
North American Adjacent Industries OEM (21% of net sales last twelve months)
•Net sales of $295.2 million in the third quarter, up $48.6 million, or 20%, year-over-year
•North American marine OEM net sales of $125.1 million, up 22% year-over-year
•Content per power boat for the twelve months ended September 30, 2022, increased 46% year-over-year to $1,792
North American Aftermarket (16% of net sales last twelve months)
•Net sales of $203.1 million in the third quarter, down $1.5 million, or 1%, year-over-year
•Decline in automotive aftermarket sales largely offset by strength in RV aftermarket sales
International Industries (7% of net sales last twelve months)
•Net sales of $92.6 million in the third quarter, up $5.0 million, or 6%, year-over-year

Elkhart, Indiana - November 1, 2022 - LCI Industries (NYSE: LCII) which, through its wholly-owned subsidiary, Lippert Components, Inc. ("Lippert"), supplies a broad array of highly engineered components for the leading original equipment manufacturers ("OEMs") in the recreation and transportation product markets, and the related aftermarkets of those industries, today reported third quarter 2022 results.

“Our results continue to demonstrate the effectiveness of our diversification strategy, which has positioned Lippert to maintain strong performance during a downturn in RV demand. During the third quarter, we delivered growth in adjacent markets and leveraged our flexible cost structure to support profitability, as the RV industry adjusts to softened consumer demand and macroeconomic uncertainty,” commented Jason Lippert, LCI Industries’ President and Chief Executive Officer.

“The operational improvements we’ve implemented over the last several years have enabled us to nimbly balance capacity while maintaining our product quality, as wholesale RV production is expected to remain tempered in the near-term. Other key end markets, including marine, motorhomes, manufactured housing, power sports, and the RV aftermarket continued to perform well, helping our overall business more effectively than if it was solely concentrated in the RV market. We remain confident in the underlying secular trends fueling popularity in the outdoor lifestyle and will keep investing in innovation throughout our portfolio to capture demand for technologically sophisticated products,” Lippert continued. “With our strong, cohesive culture guided by our experienced leadership team, we believe we are well-positioned to manage through a challenging economic environment to advance our business and drive long-term shareholder value.”

“The operational strength demonstrated by our teams proved critical to supporting our performance this quarter. We look forward to continuing this momentum as we continue to collaborate with our customers while achieving progress on strategic priorities,” commented Ryan Smith, Group President – North America.

Third Quarter 2022 Results

Consolidated net sales for the third quarter of 2022 were $1.1 billion, a decrease of three percent from 2021 third quarter net sales of $1.2 billion. Net income in the third quarter of 2022 was $61.4 million, or $2.40 per diluted share, compared to net income of $63.4 million, or $2.49 per diluted share, in the third quarter of 2021. EBITDA in the third quarter of 2022 was $119.8 million, compared to EBITDA of $118.0 million in the third quarter of 2021. Additional information regarding EBITDA, as well as a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, is provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

The decrease in year-over-year net sales for the third quarter of 2022 was primarily driven by decreased North American RV wholesale shipments, partially offset by price realization, acquisitions, and an increase in net sales to OEMs in adjacent industries. Net sales from acquisitions completed in the twelve months ended September 30, 2022 contributed approximately $39 million in the third quarter of 2022.

The Company's average product content per travel trailer and fifth-wheel RV for the twelve months ended September 30, 2022, increased $2,067 to $5,853, compared to $3,786 for the twelve months ended September 30, 2021. The content increase in towables was primarily a result of organic growth, including pricing and new product introductions, market share gains, and acquisitions.

October 2022 Results

October 2022 consolidated net sales were approximately $345 million, down 24 percent from October 2021, demonstrating positive trends as the Company moves into the last quarter of 2022, a testament to diversification efforts which are helping to offset the deceleration experienced in North American RV production.

Income Taxes

The Company's effective tax rate was 23.9 percent for the quarter ended September 30, 2022, compared to 24.8 percent for the quarter ended September 30, 2021. The decrease in the effective tax rate was primarily due to the settlement of uncertain tax positions, partially offset by a decrease in the cash surrender value of life insurance.

Balance Sheet and Other Items

At September 30, 2022, the Company's cash and cash equivalents balance was $23.4 million, compared to $62.9 million at December 31, 2021. The Company used $103.7 million for capital expenditures, $76.3 million for dividend payments to shareholders, and $55.7 million for acquisitions in the nine months ended September 30, 2022. The Company also made $156.1 million in net repayments under its revolving credit facility and $65.9 million in repayments under its shelf loan, term loan, and other borrowings in the nine months ended September 30, 2022.
The Company's outstanding long-term indebtedness, including current maturities, was $1.1 billion at September 30, 2022, and the Company remained in compliance with its debt covenants. The Company believes its current liquidity is adequate to meet operating needs for the foreseeable future.

Conference Call & Webcast

LCI Industries will host a conference call to discuss its third quarter results on Tuesday, November 1, 2022, at 8:30 a.m. Eastern time, which may be accessed by dialing (844) 200-6205 for participants in the U.S. and (226) 828-7575 for those in Canada or (929) 526-1599 for participants outside the U.S./Canada using the required conference ID 464745. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call. In addition, an online, real-time webcast, as well as a supplemental earnings presentation, can be accessed on the Company's website, www.investors.lci1.com.

A replay of the conference call will be available for two weeks by dialing (929) 458-6194 for participants in the U.S. and (226) 828-7578 for those in Canada or (204) 525-0658 for participants outside the U.S./Canada and referencing access code 932786. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

About LCI Industries

LCI Industries, through its wholly-owned subsidiary, Lippert, supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation and transportation product markets, consisting primarily of recreational vehicles and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies engineered components to the related aftermarkets of these industries, primarily by selling to retail dealers, wholesale distributors, and service centers, as well as direct to retail customers via the Internet. Lippert's products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; towing products; truck accessories; electronic components; appliances; air conditioners; televisions and sound systems; tankless water heaters; and other accessories. Additional information about Lippert and its products can be found at www.lippert.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand, integration of acquisitions, R&D investments, and industry trends, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, the impacts of COVID-19, or other future pandemics, the Russia-Ukraine war, and heightened tensions between China and Taiwan on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Last Twelve
	2022	2021	2022	2021	Months
(In thousands, except per share amounts)

Net sales	$1,132,079	$1,165,309	$4,312,797	$3,259,287	$5,526,207
Cost of sales	879,025	913,728	3,186,415	2,508,318	4,107,759
Gross profit	253,054	251,581	1,126,382	750,969	1,418,448
Selling, general and administrative expenses	165,479	162,557	550,317	466,532	728,410
Operating profit	87,575	89,024	576,065	284,437	690,038
Interest expense, net	6,910	4,667	19,353	10,844	24,875
Income before income taxes	80,665	84,357	556,712	273,593	665,163
Provision for income taxes	19,273	20,956	144,609	68,183	170,731
Net income	$61,392	$63,401	$412,103	$205,410	$494,432

Net income per common share:
Basic	$2.41	$2.51	$16.23	$8.14	$19.48
Diluted	$2.40	$2.49	$16.15	$8.10	$19.35

Weighted average common shares outstanding:
Basic	25,447	25,286	25,398	25,247	25,380
Diluted	25,600	25,417	25,520	25,371	25,548

Depreciation	$17,989	$16,451	$53,953	$47,047	$71,660
Amortization	$14,258	$12,490	$42,013	$33,164	$56,415
Capital expenditures	$32,911	$31,867	$103,748	$73,872	$128,410

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Last Twelve
	2022	2021	2022	2021	Months
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$493,515	$602,429	$2,261,250	$1,633,059	$2,923,803
Motorhomes	82,922	63,259	261,656	193,105	327,546
Adjacent Industries OEMs	335,983	280,593	1,062,374	801,021	1,350,358
Total OEM Segment net sales	912,420	946,281	3,585,280	2,627,185	4,601,707
Aftermarket Segment:
Total Aftermarket Segment net sales	219,659	219,028	727,517	632,102	924,500
Total net sales	$1,132,079	$1,165,309	$4,312,797	$3,259,287	$5,526,207

Operating profit:
OEM Segment	$65,186	$64,136	$501,137	$206,757	$599,056
Aftermarket Segment	22,389	24,888	74,928	77,680	90,982
Total operating profit	$87,575	$89,024	$576,065	$284,437	$690,038

Depreciation and amortization:
OEM Segment depreciation	$14,213	$12,782	$43,090	$37,054	$56,880
Aftermarket Segment depreciation	3,776	3,669	10,863	9,993	14,780
Total depreciation	$17,989	$16,451	$53,953	$47,047	$71,660

OEM Segment amortization	$10,472	$8,632	$30,668	$22,877	$40,672
Aftermarket Segment amortization	3,786	3,858	11,345	10,287	15,743
Total amortization	$14,258	$12,490	$42,013	$33,164	$56,415

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	September 30,	December 31,
	2022	2021
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$23,403	$62,896
Accounts receivable, net	335,945	319,782
Inventories, net	1,079,902	1,095,907
Prepaid expenses and other current assets	66,236	88,300
Total current assets	1,505,486	1,566,885
Fixed assets, net	470,571	426,455
Goodwill	551,615	543,180
Other intangible assets, net	489,555	519,957
Operating lease right-of-use assets	195,877	164,618
Other long-term assets	55,867	66,999
Total assets	$3,268,971	$3,288,094

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term indebtedness	$22,089	$71,003
Accounts payable, trade	201,032	282,183
Current portion of operating lease obligations	33,862	30,592
Accrued expenses and other current liabilities	243,138	243,438
Total current liabilities	500,121	627,216
Long-term indebtedness	1,039,870	1,231,959
Operating lease obligations	172,643	143,436
Deferred taxes	26,816	43,184
Other long-term liabilities	105,964	149,424
Total liabilities	1,845,414	2,195,219
Total stockholders' equity	1,423,557	1,092,875
Total liabilities and stockholders' equity	$3,268,971	$3,288,094

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
	2022	2021
(In thousands)
Cash flows from operating activities:
Net income	$412,103	$205,410
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	95,966	80,211
Stock-based compensation expense	20,564	20,295
Deferred taxes	(2,401)	—
Other non-cash items	1,174	5,418
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(18,128)	(140,768)
Inventories, net	26,508	(253,031)
Prepaid expenses and other assets	31,304	(28,274)
Accounts payable, trade	(82,054)	97,071
Accrued expenses and other liabilities	471	25,961
Net cash flows provided by operating activities	485,507	12,293
Cash flows from investing activities:
Capital expenditures	(103,748)	(73,872)
Acquisitions of businesses	(55,709)	(154,544)
Other investing activities	2,137	11,544
Net cash flows used in investing activities	(157,320)	(216,872)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(10,805)	(8,258)
Proceeds from revolving credit facility	844,900	832,493
Repayments under revolving credit facility	(1,001,040)	(912,547)
Repayments under shelf loan, term loan, and other borrowings	(65,852)	(13,375)
Proceeds from issuance of convertible notes	—	460,000
Purchases of convertible note hedge contracts	—	(100,142)
Proceeds from issuance of warrants concurrent with note hedge contracts	—	48,484
Payment of debt issuance costs	—	(11,955)
Payment of dividends	(76,273)	(64,425)
Payment of contingent consideration and holdbacks related to acquisitions	(57,328)	(8,061)
Other financing activities	1,468	1,972
Net cash flows (used in) provided by financing activities	(364,930)	224,186
Effect of exchange rate changes on cash and cash equivalents	(2,750)	1,187
Net (decrease) increase in cash and cash equivalents	(39,493)	20,794
Cash and cash equivalents at beginning of period	62,896	51,821
Cash and cash equivalents cash at end of period	$23,403	$72,615

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,			Last Twelve
	2022		2021	2022		2021	Months
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	73.4		136.0	359.3		401.0	489.6
Motorhome RVs	15.3		13.3	45.8		42.4	59.6
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	102.4	(2)	131.0	325.1	(2)	426.1	401.7	(2)
Impact on dealer inventories	(29.0)	(2)	5.0	34.2	(2)	(25.1)	87.9	(2)
Motorhome RVs	11.5	(2)	14.1	38.4	(2)	44.4	49.4	(2)

				Twelve Months Ended
				September 30,
				2022		2021
Lippert Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV				$5,853		$3,786
Motorhome RV				$3,806		$2,732

				September 30,			December 31,
				2022		2021	2021
Balance Sheet Data (debt availability in millions):
Remaining availability under the revolving credit facility (3)				$369.2		$267.2	$168.3
Days sales in accounts receivable, based on last twelve months				28.0		30.9	30.6
Inventory turns, based on last twelve months				3.8		5.7	5.0

				2022
Estimated Full Year Data:
Capital expenditures				$110 - $130 million
Depreciation and amortization				$130 - $140 million
Stock-based compensation expense				$25 - $30 million
Annual tax rate				25% - 26%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) September 2022 retail sales data for RVs has not been published yet, therefore 2022 retail data for RVs includes an estimate for September 2022 retail units. Retail sales data will likely be revised upwards in future months as various states report.
(3) Remaining availability under the revolving credit facility is subject to covenant restrictions.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net income to EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
(In thousands)
Net income	$61,392	$63,401	$412,103	$205,410
Interest expense, net	6,910	4,667	19,353	10,844
Provision for income taxes	19,273	20,956	144,609	68,183
Depreciation expense	17,989	16,451	53,953	47,047
Amortization expense	14,258	12,490	42,013	33,164
EBITDA	$119,822	$117,965	$672,031	$364,648
In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measure of EBITDA to illustrate and improve comparability of its results from period to period. EBITDA is defined as net income before interest expense, net, provision for income taxes, depreciation expense, and amortization expense during the three and nine month periods ended September 30, 2022 and 2021. The Company considers this non-GAAP measure in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The measure is not in accordance with, nor is it a substitute for, GAAP measures, and it may not be comparable to similarly titled measures used by other companies.